Exhibit 99.B(h)(2)

EXHIBIT A

TO ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Exhibit A, amended and restated effective as of November 1, 2011, is the Exhibit A to that certain Administration and Accounting Services Agreement dated as of November 14, 2008 between BNY Mellon Investment Servicing (US) Inc. and The Motley Fool Funds Trust.

Portfolios

Motley Fool Independence Fund

Motley Fool Great America Fund

Motley Fool Epic Voyage Fund

THE MOTLEY FOOL FUNDS TRUST

By:	/s/ Peter E. Jacobstein
Name:	Peter E. Jacobstein
Title:	President

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Managing Director